Pricing Supplement No. 2694 To prospectus supplement dated July 31, 2015 and prospectus dated April 27, 2016	Registration Statement No. 333-206013 Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 1, 2016

Deutsche Bank AG

$     Securities Linked to the Performance of the 10-Year U.S. Dollar ICE Swap Rate due June 6, 2017

General

•	The securities are designed for investors who seek a return at maturity linked to the performance of the 10-Year U.S. Dollar ICE Swap Rate (the “Underlying Rate”). In addition, the securities may pay a Contingent Coupon of $17.50 per $1,000 Face Amount of securities on a quarterly basis. The Contingent Coupon will be payable on a Coupon Payment Date only if the level of the Underlying Rate on the applicable quarterly Observation Date is greater than or equal to the Coupon Barrier, which is equal to 61.6279% of the Initial Level. Otherwise, no Contingent Coupon will be payable with respect to such Observation Date.

•	If the Final Level of the Underlying Rate is greater than or equal to the Buffer Level (61.6279% of the Initial Level), investors will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, if the Final Level is less than the Buffer Level, investors will receive a cash payment less than $1,000 Face Amount of securities at maturity, resulting in a loss that is equal to the product of (i) 1.6226 (the “Downside Participation Factor”) and (ii) the percentage decline from the Initial Level to the Final Level in excess of the Buffer Amount. Because the return on the securities is based on the percentage change of the Underlying Rate from the Initial Level to the Final Level, rather than the absolute change in the level of the Underlying Rate, a very small decline in the level of the Underlying Rate can result in a significant loss on the securities. For example, if the Reference Rate were to decline from the Initial Level of 1.7200% to the Final Level of 0.8600%, while the absolute change in the Underlying Rate would be only 0.8600%, that move actually represents a 50% decline from the Initial Level to the Final Level, and you would lose 18.87% of your initial investment in the securities. Investors should be willing to lose some or all of their investment at maturity if the Final Level is less than the Buffer Level. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due June 6, 2017

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities are expected to price on or about June 1, 2016 (the “Trade Date”) and are expected to settle on or about June 6, 2016 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying Rate:

10-Year U.S. Dollar ICE Swap Rate (“10-Year ICE Swap Rate”)

The 10-Year ICE Swap Rate, at any given time, generally indicates the fixed rate of interest paid (annually) that a counterparty in the swaps market would have to pay for a fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year maturity in order to receive a floating rate (paid quarterly) equal to three-month U.S. dollar London Interbank Offered Rate for that same maturity.

Contingent Coupon Feature:

•   If the level of the Underlying Rate on any Observation Date is greater than or equal to the Coupon Barrier, you will receive the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date on the related Coupon Payment Date.

•   If the level of the Underlying Rate on any Observation Date is less than the Coupon Barrier, the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date will not be payable and you will not receive any payment on the related Coupon Payment Date.

Coupon Barrier:	1.0600%, which is 61.6279% of the Initial Level
Observation Dates[1]:	Quarterly on the dates set forth in the table below

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is approximately $970.00 to $990.00 per $1,000 Face Amount of securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on page PS-3 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” on page PS-4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Maximum Discounts and Commissions(1)	Minimum Proceeds to Us
Per Security	$1,000.00	$2.50	$997.50
Total	$	$	$

(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $2.50 per $1,000 Face Amount of securities.

The agent for this offering is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities
June , 2016

(Key Terms continued from previous page)

Coupon Payment Dates[1]:	As set forth in the table below. For the final Observation Date, the Coupon Payment Date will be the Maturity Date. If the scheduled Coupon Payment Date is not a business day, the Contingent Coupon, if any, will be paid on the first following day that is a business day, but no adjustment will be made to the coupon payment on such following business day.
Contingent Coupon:	The Contingent Coupon for each Observation Date will be a fixed amount as set forth in the table below. The table below sets forth each Observation Date, Coupon Payment Date (if any Contingent Coupon is payable) and the Contingent Coupon applicable to each Observation Date.

Observation Date	Coupon Payment Date	Contingent Coupon (per $1,000 Face Amount of Securities)
September 1, 2016	September 7, 2016	$17.50
December 1, 2016	December 6, 2016	$17.50
March 1, 2017	March 6, 2017	$17.50
June 1, 2017 (Final Valuation Date)	June 6, 2017 (Maturity Date)	$17.50

Payment at Maturity:	• If the Final Level is greater than or equal to the Buffer Level, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date.

•     If the Final Level is less than the Buffer Level, for each $1,000 Face Amount of securities, you will receive a cash payment less than $1,000 Face Amount of securities on the Maturity Date, resulting in a loss that is equal to the product of (i) the Downside Participation Factor and (ii) the percentage decline from the Initial Level to the Final Level in excess of the Buffer Amount, calculated as follows:

$1,000 + [$1,000 x (Underlying Return + Buffer Amount) x Downside Participation Factor]

Because the return on the securities is based on the percentage change of the Underlying Rate from the Initial Level to the Final Level, rather than the absolute change in the level of the Underlying Rate, a very small decline in the level of the Underlying Rate can result in a significant loss on the securities. If the Final Level is less than the Buffer Level, you will lose some or all of your initial investment. Any payment at maturity is subject to the credit of the Issuer.

Downside Participation Factor:	1.6226
Buffer Level:	1.0600%, which is 61.6279% of the Initial Level
Buffer Amount:	38.3721%
Underlying Return:	The Underlying Return will be calculated as follows: Final Level – Initial Level Initial Level
The Underlying Return may be positive, zero or negative.
Initial Level:	1.7200%. The Initial Level is not the level of the Underlying Rate on the Trade Date.
Final Level:	The level of the Underlying Rate on the Final Valuation Date
Trade Date[1]:	June 1, 2016
Settlement Date[1]:	June 6, 2016
Final Valuation Date[1]:	June 1, 2017
Maturity Date[1]:	June 6, 2017. If the scheduled Maturity Date is not a business day, the Maturity Date will be the first following day that is a business day, but no adjustment will be made to any coupon payment on such following business day; provided that, if the postponed Maturity Date occurs more than one year after the Settlement Date (excluding the Settlement Date and including the Maturity Date), the Maturity Date will be the business day immediately preceding the scheduled Maturity Date.
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25152R5H2 / US25152R5H27

1 In the event that we make any changes to the expected Trade Date or Settlement Date, the Observation Dates, Coupon Payment Dates, Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment on the securities; (ii) convert the securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the securities to another entity, the amendment, modification or variation of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the securities to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the securities.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these securities are a part and the prospectus dated April 27, 2016. When you read the accompanying prospectus supplement, please note that all references in the prospectus supplement to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016: http://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances for the Underlying Rate. The hypothetical Payments at Maturity set forth below reflect the Buffer Level of 61.6279% of the Initial Level and the Coupon Barrier of 61.6279% of the Initial Level and the Initial Level of 1.7200%. The following results are based solely on the hypothetical examples cited. Because the return on the securities is based on the percentage change of the Underlying Rate from the Initial Level to the Final Level, rather than the absolute change in the level of the Underlying Rate, a very small decline in the level of the Underlying Rate can result in a significant loss on the securities. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and examples below may have been rounded for ease of analysis.

Final Level (%)	Underlying Return (%)	Payment at Maturity (excluding any Contingent Coupon) ($)	Return on the Securities at Maturity (excluding any Contingent Coupon) (%)
3.4400%	100.0000%	$1,000.00	0.00%
2.9200%	70.0000%	$1,000.00	0.00%
2.5800%	50.0000%	$1,000.00	0.00%
2.4100%	40.0000%	$1,000.00	0.00%
2.2400%	30.0000%	$1,000.00	0.00%
2.0600%	20.0000%	$1,000.00	0.00%
1.8900%	10.0000%	$1,000.00	0.00%
1.7200%	0.0000%	$1,000.00	0.00%
1.5480%	-10.0000%	$1,000.00	0.00%
1.3760%	-20.0000%	$1,000.00	0.00%
1.2040%	-30.0000%	$1,000.00	0.00%
1.0599%	-38.3721%	$1,000.00	0.00%
1.0320%	-40.0000%	$973.59	-2.64%
0.8600%	-50.0000%	$811.33	-18.87%
0.5160%	-70.0000%	$486.81	-51.32%
0.0000%	-100.0000%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable on the Securities

The following hypothetical examples illustrate how payments on the securities set forth in the table above are calculated, as well as how the payment of any Contingent Coupons will be determined. The examples below reflect the Contingent Coupon of $17.50 that may be payable on one or more Coupon Payment Dates.

Example 1: The level of the Underlying Rate is greater than or equal to the Coupon Barrier on the first, second and third Observation Dates and the Final Level is greater than or equal to the Buffer Level. Because the Final Level is greater than or equal to the Buffer Level, the investor will receive at maturity a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the levels of the Underlying Rate are greater than or equal to the Coupon Barrier on each Observation Date (including the final Observation Date), the investor will receive the Contingent Coupon on the first, second, third and final Coupon Payment Dates. As a result, the investor will receive a total of $1,070.00 per $1,000 Face Amount of securities over the term of the securities.

Example 2: The level of the Underlying Rate is less than the Coupon Barrier on the first, second and third Observation Dates but the Final Level is greater than or equal to the Buffer Level. Because the Final Level is greater than or equal to the Buffer Level, the investor will receive at maturity a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the levels of the Underlying Rate on the first, second and third Observation Dates are less than the Coupon Barrier, but the level of the Underlying Rate on the final Observation Date is greater than or equal to the Coupon Barrier, the investor will not receive the Contingent Coupon on the first, second or third Coupon Payment Dates but will receive the Contingent Coupon on the final Observation Date. As a result, the investor will receive a total of $1,017.50 per $1,000 Face Amount of securities over the term of the securities.

Example 3: The level of the Underlying Rate is greater than or equal to the Coupon Barrier on first, second and third Observation Dates but the Final Level is 50.00% of the Initial Level. Because the Final Level is less than the Buffer Level, the investor will receive at maturity a cash payment of $811.33 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + [$1,000 x (Underlying Return + Buffer Amount) x Downside Participation Factor]

$1,000 + [$1,000 x (-50.00% + 38.3721%) x 162.26%] = $811.33

Because the levels of the Underlying Rate on the first, second and third Observation Dates are greater than or equal to the Coupon Barrier, the investor will receive the Contingent Coupon on the first, second and third Coupon Payment Dates. As a result, the investor will receive a total of $863.83 per $1,000 Face Amount of securities over the term of the securities.

Example 4: The level of the Underlying Rate is less than the Coupon Barrier on the first, second and third Observation Dates and the Final Level is 70.00% of the Initial Level. Because the Final Level is less than the Buffer Level, the investor will receive at maturity a cash payment of $486.81 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + [$1,000 x (Underlying Return + Buffer Amount) x Downside Participation Factor]

$1,000 + [$1,000 x (-70.00% + 38.3721%) x 162.26%] = $486.81

Because the level of the Underlying Rate is less than the Coupon Barrier on each Observation Date (including the final Observation Date), the investor will not receive any Contingent Coupon over the term of the securities. As a result, the investor will receive only $486.81 per $1,000 Face Amount of securities over the term of the securities.

Selected Purchase Considerations

•	THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay Contingent Coupons only if the level of the Underlying Rate is greater than or equal to the Coupon Barrier on the relevant Observation Date. Payment of a Contingent Coupon may result in a higher yield than that received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk that the level of the Underlying Rate will be less than the Coupon Barrier on the relevant Observation Date, and the resulting forfeiture of the Contingent Coupon for that entire period, as well as the risk of losing some or all of your investment at maturity if the Final Level is less than the Buffer Level. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	CONTINGENT COUPON PAYMENTS — Contingent Coupon payments, if any, will be paid in arrears on the relevant Coupon Payment Dates only if the level of the Underlying Rate on the relevant Observation Date is greater than or equal to the Coupon Barrier.

•	LIMITED PROTECTION AGAINST LOSS — If the Final Level is greater than or equal to the Buffer Level, you will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, if the Final Level is less than the Buffer Level, for each $1,000 Face Amount of securities, you will receive a cash payment less than $1,000 Face Amount of securities on the Maturity Date, resulting in a loss that is equal to the product of (i) Downside Participation Factor and (ii) the percentage decline from the Initial Level to the Final Level in excess of the Buffer Amount. In this circumstance, you will lose a significant portion or all of your investment at maturity.

•	RETURN LINKED TO THE PERFORMANCE OF THE 10-YEAR U.S. DOLLAR ICE SWAP RATE — The return on the securities, which may be positive, zero or negative, is linked to the performance of the 10-Year U.S. Dollar ICE Swap Rate. This is only a summary of the 10-Year U.S. Dollar ICE Swap Rate. For more information on the 10-Year U.S. Dollar ICE Swap Rate, please see “Description of the Securities — Additional Definitions” in this pricing supplement.

Selected Risk Considerations

An investment in the securities involves significant risks. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. You will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount (plus the Contingent Coupon otherwise due on such date) only if the Final Level is greater than or equal to the Buffer Level. However, if the Final Level is less than the Buffer Level, you will receive a cash payment less than $1,000 Face Amount of securities on the Maturity Date, resulting in a loss that is equal to the product of (i) the Downside Participation Factor and (ii) the percentage decline from the Initial Level to the Final Level in excess of the Buffer Amount. Because the return on the securities is based on the percentage change of the Underlying Rate from the Initial Level to the Final Level, rather than the absolute change in the level of the Underlying Rate, a very small decline in the level of the Underlying Rate can result in a significant loss on the securities. For example, if the Reference Rate were to decline from the Initial Level of 1.7200% to the Final Level of 0.8600%, while the absolute change in the Underlying Rate would be only 0.8600%, that move actually represents a 50% decline from the Initial Level to the Final Level, and you would lose 18.87% of your initial investment in the securities. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS CONTINGENT COUPONS (IF ANY) AND YOU WILL NOT PARTICIPATE IN ANY INCREASE IN THE LEVEL OF THE REFERENCE RATE — The securities will not pay more than the Face Amount, plus any accrued and unpaid Contingent Coupon that may be due, at maturity. You will not participate in any increase in the level of the Underlying Rate even if the Final Level of the Underlying Rate is greater than or equal to the Initial Level. The maximum payment at maturity will be the Face Amount per $1,000 Face Amount of securities (excluding any Contingent Coupon payments), regardless of any increase in the level of the Underlying Rate, which may be significant.

•	YOU MAY NOT RECEIVE ANY CONTINGENT COUPONS — The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments. If the level of the Underlying Rate on any Observation Date is less than the Coupon Barrier, Deutsche Bank AG will not pay you the Contingent Coupon applicable to such Observation Date. If the level of the Underlying Rate is less than the Coupon Barrier on each of the Observation Dates, Deutsche Bank AG will not pay you any Contingent Coupons during the term of the securities. Generally, non-payment of Contingent Coupons coincides with a greater risk of loss of your initial investment in the securities, because the level of the Underlying Rate tends to be lower than the Buffer Level.

•	A HIGHER CONTINGENT COUPON OR A LOWER COUPON BARRIER AND BUFFER LEVEL FOR THE REFERENCE RATE MAY REFLECT A GREATER EXPECTED VOLATILITY OF THE REFERENCE RATE, WHICH IS GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Volatility is a measure of the degree of variation in the levels of a rate or benchmark over a period of time. The greater the expected volatility at the time the terms of the securities are set on the Trade Date, the greater the expectation is at that time that the Underlying Rate may be less than the Coupon Barrier on an Observation Date (resulting in a missed Contingent Coupon) or Buffer Level on the Final Valuation Date (resulting in the loss of some or all of your investment). In addition, the economic terms of the securities, including the Contingent Coupon, the Coupon Barrier and the Buffer Level, are based, in part, on the expected volatility of the Underlying Rate at the time the terms of the securities are set on the Trade Date, where higher expected volatility will generally lead to a higher Contingent Coupon or a lower Coupon Barrier and Buffer Level. Accordingly, a higher Contingent Coupon as compared with the coupon on our conventional fixed income securities with a similar maturity or the coupon on our other similarly structured securities will generally indicate a greater risk of loss, while a lower Coupon Barrier and Buffer Level for the Underlying Rate as compared with otherwise comparable securities does not necessarily indicate that the securities have a greater likelihood of paying Contingent Coupons or returning your investment at maturity. You should be willing to accept the downside market risk of the Underlying Rate and the potential loss of a significant portion or all of your initial investment at maturity.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the securities are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the securities; converting the securities into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the securities to another entity, amending, modifying or varying the terms and conditions of the securities or cancelling the securities. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the securities offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the securities differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	PAST PERFORMANCE OF THE REFERENCE RATE IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying Rate over the term of the securities may bear little relation to the historical levels of the Underlying Rate and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying Rate or whether the performance of the Underlying Rate will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market for the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Underlying Rate has increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the level of the Underlying Rate will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying Rate;

•	changes in the 10-Year ICE Swap Rate yield curve;

•	the time remaining to the maturity of the securities;

•	trends relating to inflation;

•	interest rates and yields in the markets generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Rate or the markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlying Rate on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the level of the Underlying Rate and, therefore, make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Rate. To the extent we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the level of the Underlying Rate and the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE REFERENCE RATE AND THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the level of the Underlying Rate and, thus, the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlying Rate to which the securities are linked.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. Any determination by the calculation agent could adversely affect the return on the securities.

•	THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described below under “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described below under “U.S. Federal Income Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “security” refers to each $1,000 Face Amount of our Securities Linked to the Performance of the 10-Year U.S. Dollar ICE Swap Rate due June 6, 2017.

General

The securities are senior unsecured obligations of Deutsche Bank AG that are linked to the performance of the 10-Year U.S. Dollar ICE Swap Rate (the “Underlying Rate”). The securities are our Series A global notes referred to in the accompanying prospectus supplement and prospectus. The securities will be issued by Deutsche Bank AG, London Branch under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent and registrar. In addition, the trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

The securities are our direct, unconditional, unsecured and unsubordinated obligations and rank equally and pari passu with the claims of all our other unsecured and unsubordinated creditors, subject to any statutory priority regime of the jurisdiction of our incorporation (or the jurisdiction where our London branch is established) that provides certain claims will be satisfied first in a resolution or German insolvency proceeding with respect to the Issuer. For more information, see “Resolution Measures and Deemed Agreement” on page PS-4 of this pricing supplement.

The securities will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The face amount of the securities is $1,000 (the “Face Amount”) and the issue price of the securities is 100% of the Face Amount (the “Issue Price”). The securities will be issued in registered form and represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Legal Ownership — Global Securities” in the accompanying prospectus.

The specific terms of the securities are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below.

Payments on the Securities

We will irrevocably deposit with DTC no later than the opening of business on the applicable Coupon Payment Date and the Maturity Date funds sufficient to make payments of the amount payable, if any, with respect to the securities on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the securities entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding securities by tender, in open market transactions or by private agreement.

Additional Definitions

The “10-Year ICE Swap Rate” for any U.S. Government Securities business day is the mid-market semi-annual swap rate expressed as a percentage for a U.S. dollar interest rate swap transaction with a term equal to 10 years, published on Reuters page ICESWAP1 (or any successor page thereto) at 11:00 a.m., New York time. If the 10-Year ICE Swap Rate does not appear on Reuters page ICESWAP1 (or any successor page thereto) on such day, the 10-Year ICE Swap Rate for such day shall be determined on the basis of the mid-market semi-annual swap rate quotations provided by five banking institutions selected by the calculation agent at approximately 11:00 a.m., New York time, on such day. For purposes of this definition, “semi-annual swap rate” means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year maturity commencing on that date and in an amount that is representative for a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. In such an event, the 10-Year ICE Swap Rate for such day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the rate will be determined by the calculation agent in good faith and in a commercially reasonable manner. The 10-Year ICE Swap Rate for any day which is not an U.S. Government Securities business day will be the 10-Year ICE Swap Rate as in effect on the immediately preceding U.S. Government Securities business day.

A “business day” is any day other than a day that is (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

A “U.S. Government Securities business day” means any day, other than a Saturday, Sunday, or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent for the securities. As calculation agent, Deutsche Bank AG, London Branch will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. Unless otherwise specified in this pricing supplement, all determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different calculation agent from time to time after the Trade Date without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on each Coupon Payment Date and at maturity on or prior to 11:00 a.m., New York City time, on the business day preceding each Coupon Payment Date and the Maturity Date, as applicable.

All calculations with respect to the amount payable on the securities will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per $1,000 Face Amount of securities at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Face Amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment Upon an Event of Default

In case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per $1,000 Face Amount of securities upon any acceleration of the securities will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per Face Amount of securities as described herein, calculated as if the date of acceleration were the Final Valuation Date.

If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible, and in no event later than two business days after the date of such acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of an Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the securities. The securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate Face Amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.” The securities are offered on a global basis. Investors may elect to hold interests in the registered global notes held by DTC through Clearstream, Luxembourg or the Euroclear operator if they are participants in those systems, or indirectly through organizations that are participants in those systems. See “Series A Notes Offered on a Global Basis — Book Entry, Delivery and Form” in the accompanying prospectus supplement.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such state, except as may otherwise be required by mandatory provisions of law.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of ownership and disposition of the securities. It applies to you only if you hold your securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a financial institution, a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities that elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, or a person holding a security as a part of a “straddle.”

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to your particular U.S. federal tax consequences of holding and disposing of the securities.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or non-U.S. tax laws. You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Tax Treatment of the Securities

There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, there is substantial uncertainty regarding the tax consequences of an investment in the securities. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities. The following discussion assumes that this treatment is respected, except where otherwise indicated.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and are: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment as a Prepaid Financial Contract That Is Not Debt, with Associated Contingent Coupons

There is no direct authority under current law addressing the proper tax treatment of the Contingent Coupons on the securities or comparable payments on instruments similar to the securities. The Contingent Coupons may in whole or in part be treated as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. In determining our information reporting responsibilities, if any, we intend to treat the Contingent Coupons as ordinary income. You should consult your tax adviser concerning the treatment of the Contingent Coupons, including the possibility that they may be treated, in whole or in part, as not includible in income on a current basis. The latter treatment would affect the amount of your gain or loss upon a taxable disposition of a security.

Subject to the discussion in the preceding paragraph, upon a taxable disposition of a security (including maturity) you generally will recognize gain or loss equal to the difference between the amount you realize (other than any Contingent Coupon payment) and your tax basis in the security. Your tax basis in the security should equal the amount you paid to acquire it. Although not free from doubt, your gain or loss generally should be short-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding Contingent Coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding Contingent Coupon prior to the time it has been fixed will be treated as ordinary income.

Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt, with Associated Contingent Coupons

Due to the lack of direct legal authority, even if a security is treated as a prepaid financial contract that is not debt, with associated contingent coupons, there remain substantial uncertainties regarding the tax consequences of owning and disposing of it. For instance, you might be required to include amounts in income during the term of the security in addition to the Contingent Coupons you receive and/or to treat all or a portion of your gain or loss on its taxable disposition (in addition to any amounts attributable to an unpaid Contingent Coupon, as discussed above) as ordinary income or loss instead of short-term capital gain or loss.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including whether short-term instruments (such as the securities) should be subject to any such accrual regime; the character of income or loss with respect to these instruments; and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of your investment in a security, possibly with retroactive effect.

Consequences if a Security Is Treated as a Debt Instrument

If a security is treated as a debt instrument, your tax consequences could be materially affected. For instance, any gain that you recognize on a taxable disposition of the security should be treated as ordinary income instead of short-term capital gain.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

You are not a “non-U.S. holder,” as used herein, if you are a beneficial owner of a security who is (i) an individual present in the United States for 183 days or more in the taxable year of disposition of the security or (ii) a former citizen or resident of the United States, if certain conditions apply. If you are a potential investor to whom such considerations might be relevant, you should consult your tax adviser.

The U.S. federal income tax treatment of Contingent Coupon payments is uncertain. Insofar as we have responsibility as a withholding agent, we expect to treat the Contingent Coupon payments as subject to withholding at a rate of 30% unless you provide a properly completed Form W-8 appropriate to your circumstances claiming eligibility for a reduction of or an exemption from withholding under an applicable income tax treaty. You should consult your tax adviser as to whether any sales proceeds attributable to an accrued and unpaid Contingent Coupon is subject to withholding, as described above. We will not pay any additional amounts on account of any such withholding tax. You should consult your tax adviser regarding these certification requirements and the possibility of obtaining a refund of any amounts withheld.

Except as described in the preceding paragraph, and subject to the discussion below under “—‘FATCA’ Legislation,” if the treatment as prepaid financial contracts that are not debt, with associated contingent coupons, described above is respected for U.S. federal income tax purposes, any gain you realize with respect to a security generally should not be subject to U.S. federal withholding or income tax, unless the gain is effectively connected with your conduct of a trade or business in the United States. In addition, as described above under “—Tax Consequences to U.S. Holders—Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt, with Associated Contingent Coupons,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses, among other things, on the degree, if any, to which income (including any mandated accruals) realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could affect the withholding tax consequences of an investment in the securities, possibly with retroactive effect. We will not pay additional amounts on account of any such withholding tax.

Subject to the discussion below under “—FATCA Legislation,” if a security is treated as a debt instrument, any income or gain you realize with respect to the security generally will not be subject to U.S. federal withholding or income tax if (i) you provide a properly completed Form W-8 appropriate to your circumstances and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income or gain from a security is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the security, including the possible imposition of a 30% branch profits tax if you are a corporation.

Information Reporting and Backup Withholding

Cash proceeds received from a disposition of a security may be subject to information reporting. We expect that Contingent Coupon payments will be subject to information reporting unless you qualify for an exemption. Cash proceeds and Contingent Coupon payments may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information and otherwise satisfy the requirements to establish that you are not subject to backup withholding. If you are a non-U.S. holder and you provide a properly completed Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” and regulations promulgated thereunder generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This regime generally applies to financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. The application of these rules to the securities is not entirely clear because the U.S. federal income tax treatment of the securities is uncertain. If you (or any person through which you hold the securities) were to fail to establish an exemption from the FATCA regime, it would be prudent to expect an applicable withholding agent to withhold on any Contingent Coupon payments under this regime, even if the Contingent Coupon payments are otherwise exempt from U.S. withholding tax, e.g., under an applicable treaty. We will not pay additional amounts on account of any such withholding tax. Non-U.S. holders, and U.S. holders holding securities through a non-U.S. intermediary, should consult their tax advisers regarding the potential application of FATCA to the securities, including the possibility of obtaining a refund of any tax withheld thereunder from payments that would otherwise be exempt from U.S. withholding tax.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus.

We or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities. Although we have no reason to believe that any of these activities will have a material impact on the value of the securities, we cannot assure you that these activities will not have such an effect. We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

HISTORICAL INFORMATION

The graph below sets forth the historical performance of the 10-Year ICE Swap Rate from May 23, 2006 through May 23, 2016. The Initial Level is 1.7200%, as set forth on the cover of this pricing supplement. The graph below also indicates by broken line the level of the 10-Year ICE Swap Rate that would result in a percentage decline from the Initial Level that is equal to the Buffer Amount of 38.3721%. We obtained the historical levels of the 10-Year ICE Swap Rate from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical levels of the 10-Year ICE Swap Rate should not be taken as an indication of future performance and no assurance can be given as to the level of the 10-Year ICE Swap Rate on any Observation Date or the Final Valuation Date. We cannot give you assurance that the performance of the Underlying Rate will result in the return of any of your initial investment.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and DBSI, as agent, DBSI has agreed to purchase, and we have agreed to sell, the Face Amount of securities set forth on the cover page.

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. DBSI will pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such custodial fees.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, DBSI or a dealer may change the public offering price, concession and/or discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or slow a decline in the market price of the securities. DBSI is not required to engage in these activities and may end any of these activities at any time.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement, the accompanying prospectus supplement, prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, DBSI or any dealer.

DBSI has represented and agreed, and any other agent through which we may offer the securities will represent and agree, that (i) if any securities are to be offered outside the United States, it will not offer or sell any such securities in any jurisdiction if such offer or sale would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such offer or sale by it or for or on behalf of the Issuer, unless such consent, approval or permission has been previously obtained, and (ii) it will obtain any consent, approval or permission required by it the subscription, offer, sale or delivery of the securities, or for the distribution of any offering materials, under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any subscription, offer, sale or delivery.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.